Audited Financial Statements and
                   Supplemental Schedules

                Morrison Fresh Cooking, Inc.
                    Salary Deferral Plan

             Period from March 7, 1996 (date of
               inception) to December 31, 1996
             with Report of Independent Auditors

      Morrison Fresh Cooking, Inc. Salary Deferral Plan

                Audited Financial Statements
                 and Supplemental Schedules


  Period from March 7, 1996 (date of inception) to December
                          31, 1996




                          Contents

Report of Independent Auditors                             1

Audited Financial Statements

Statement of Net Assets Available for Benefits             2
Statement of Changes in Net Assets Available for Benefits  3
Notes to Financial Statements                              4


Supplemental Schedules

Item 27a-Schedule of Assets Held for Investment Purposes  14
Item 27d-Schedule of Reportable Transactions              15















                   Supplemental Schedules


               Report of Independent Auditors

Compensation Committee
Morrison Fresh Cooking, Inc. Salary Deferral Plan

We have audited the accompanying statement of net assets available for benefits of the Morrison Fresh Cooking, Inc. Salary Deferral Plan as of December 31, 1996, and the related statement of changes in net assets available for benefits for the period from March 7, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996, and the changes in its net assets available for benefits for the period from March 7, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of Assets Held for Investment Purposes as of December 31, 1996 and Reportable Transactions for the period from March 7, 1996 (date of inception) to December 31, 1996, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                         /s/ Ernst & Young LLP
                                         Ernst & Young LLP


Atlanta, Georgia
June 24, 1997


      Morrison Fresh Cooking, Inc. Salary Deferral Plan

       Statement of Net Assets Available for Benefits

                      December 31, 1996


Assets
Investments, at fair value:
Morrison Fresh Cooking, Inc. common                $  562,219
stock
Morrison Health Care, Inc. common stock               642,131
Ruby Tuesday, Inc. common stock                     1,194,267
Delaware Group Value Fund                           1,018,858
Templeton Growth Fund                                 969,663
Stable Value Fund                                   2,476,808
Phoenix Fund                                        2,178,696
Guaranteed investment contracts with
insurance companies, at contract value              6,173,236
Total investments                                  15,215,878

Contributions receivable:
Participants                                           83,326
Employer                                               23,330
                                                      106,656
Dividends and interest receivable                      28,995
Total receivables                                     135,651

Cash                                                  641,869
Total assets                                       15,993,398

Liabilities
Other liabilities                                     (24,228)
Payable to related plans                           (2,396,093)
Net assets available for benefits               $  13,573,077



See accompanying notes.


      Morrison Fresh Cooking, Inc. Salary Deferral Plan

  Statement of Changes in Net Assets Available for Benefits

      Period from March 7, 1996 (date of inception) to
                      December 31, 1996


Additions:
Transfers from related plans                        $13,506,452

Investment income:
Interest and dividend income                            842,015

Contributions:
Participants                                            898,607
Employer                                                245,000
                                                      1,143,607
Total additions                                      15,492,074

Deductions:
Administrative expenses                                (208,121)
Withdrawals by participants                          (2,363,756)
Other                                                   (85,416)
Total deductions                                     (2,657,293)

Net realized and unrealized
appreciation in fair value of                           738,296
investments

Net additions                                        13,573,077
Net assets available for benefits at
beginning of period
Net assets available for benefits at              $  13,573,077
end of period



See accompanying notes.


      Morrison Fresh Cooking, Inc. Salary Deferral Plan

                Notes to Financial Statements

                      December 31, 1996


1. Significant Accounting Policies

Basis of Presentation

The financial statements of the Morrison Fresh Cooking, Inc.
Salary Deferral Plan (the "Plan") are presented on the accrual basis of accounting.

Valuation of Investments

Investments are stated at fair value based on quoted redemption values on the last business day of the plan year. Morrison Fresh Cooking, Inc., Ruby Tuesday, Inc., and
Morrison Health Care, Inc. common stock are traded on the New York Stock Exchange and are valued at the closing sales price on the last business day of the plan year. Fair value for investments in commingled trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year. Purchases and sales of investments are recorded on a trade-date basis. Guaranteed investment contracts are stated at the contract value as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

Administrative Costs

The  Plan's  sponsor,  Morrison  Fresh  Cooking,  Inc.  (the
"Company"), pays any administrative costs of the Plan not paid from Plan assets.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Description of the Plan

The following description of the Plan is provided for general information purposes only.

More complete information regarding terms such as vesting, benefit provisions, and plan termination may be found in the Summary Plan Description, which has been distributed to all participants, and also the Plan Document which is available to all participants upon request.

The Plan was established March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totaling $18,966,738 were initially transferred from the Morrison Restaurants Inc. Salary Deferral Plan. Subsequent to the initial transfer, adjustments netting to $5,460,286 were made to correct the initial allocation. At December 31, 1996, the Plan had a payable to the Morrison Health Care, Inc. Salary Deferral Plan and the Ruby Tuesday, Inc. Salary Deferral Plan totaling $2,396,093, which represents assets plus investment income, in connection with the allocation adjustments. Subsequent to December 31, 1996, the Plan paid those amounts.

The Plan is a defined contribution plan covering substantially all employees of the Company. To participate in the Plan, the employee must have completed one year of service (as defined in the Plan Document), attained the age of 21, and authorized, on a form prescribed by the Company, the deduction from his pay of the basic contribution as defined by the Plan. Participation is voluntary, and participants may contribute on a pre-tax basis amounts ranging from 2% to 10% of their compensation (not to exceed $9,500 for 1996) and specify the various investment alternatives, in 25% increments, to which the contributions will be directed. Participants contributing a pre-tax contribution of at least 2% may elect to make after-tax contributions not in excess of 10% of annual earnings.

The Company matches 20% of contributions by participants with three to nine years of service, 30% for participants with ten to nineteen years, and 40% for participants with twenty or more years of service. Matching contributions are made to the fund and are invested entirely in Company stock. All contributions are remitted to the Plan monthly.

2. Description of Plan (continued)

The Plan's assets are held by AmSouth Bank of Alabama, trustee for the Plan. Prudential Securities, Inc. is the investment advisor for the Plan. AmSouth Bank of Alabama and Morley Capital Management, Inc. are the investment managers for Plan assets. The Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Plan sponsor.

Individual accounts are maintained by the trustee for each participant. Investment income earned by the Plan is allocated to participants' accounts based upon relative balances of the individual accounts as of the valuation date for which the allocation is being made.

Participants or their beneficiaries are immediately vested in the value of their respective contributions and employer matching contributions. Upon his or her retirement, death, or disability, a participant's total account balance is payable in a single lump sum payment in cash.

At December 31, 1996, account balances allocated to persons who have terminated employment with the Company totaled approximately $3,461,000.

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination (or permanent discontinuance of contributions to the Plan), the Plan's assets are distributable to the participants or their beneficiaries in accordance with the respective values of their accounts after payment of all properly chargeable expenses.

3. Investments

The Plan's investments are held by a trust fund maintained by AmSouth Bank of Alabama, except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds, which are held by the funds themselves. A description of the four investment options is as follows:

Money Market Fund

The investment policy of the money market fund is to invest in income-producing assets with relatively short terms and relatively low risk. This fund invests primarily in short-term U.S. government securities.

Equity Fund

The investment policy of the equity fund is to invest in relatively high quality equity assets producing either income or capital appreciation, or both. The fund invests in the Templeton Growth Fund and the Delaware Group Value Fund. The Templeton Growth Fund invests in securities issued by companies and governments both within and outside the United States. The Delaware Group Value Fund invests in small to medium-sized companies that are believed to be undervalued.

Fixed Income Fund

The investment policy of the fixed income fund is to achieve income through investment in income-producing assets with relatively high security of principal. This fund holds investments in the Phoenix Duff & Phelps Multi-Sector Fixed Income Fund (the "Phoenix Fund"), the Union Bond & Trust Company Stable Value Fund (the "Stable Value Fund"), and certain guaranteed investment contracts with insurance companies. These contracts were previously held in the
Morrison Restaurant Inc. Salary Deferral Plan prior to the spin-off. No new monies will be invested in these contracts.

Stock Fund

When the Company was spun-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.), participants were issued shares of Morrison Fresh Cooking, Inc., Ruby Tuesday, Inc., and Morrison Health Care, Inc. common stock in exchange for their Morrison Restaurants Inc. common stock. Participants initially had the option of reallocating their respective holdings among the three stocks. Subsequent to the initial reallocation, no future contributions were allowed to be invested in Ruby Tuesday, Inc. or Morrison Health Care, Inc. common stock.

The Plan's investments (including investments bought, sold and held during the period) appreciated (depreciated) in value by $738,296 during the period from March 7, 1996 (date of inception) to December 31, 1996, as shown below.

Morrison Fresh Cooking, Inc. common     $  (350,744)
stock
Ruby Tuesday, Inc. common stock             (83,146)
Morrison Health Care, Inc. common stock     116,109
Delaware Group Value Fund                   230,650
Templeton Growth Fund                       174,684
Money Market                                 (1,053)
Stable Value Fund                           124,188
Guaranteed Investment Contracts             495,863
Phoenix Fund                                 31,745
Totals                                  $   738,296

The   fair  values  of  individual  investments  (guaranteed
investment contracts at contract value) that represent 5% or more of the Plan's net assets at December 31, 1996 are as follows:

Templeton Growth Fund                   $  969,663
Delaware Group Value Fund                1,018,858
Ruby Tuesday, Inc. common stock          1,194,267
Stable Value Fund                        2,476,808
Phoenix Fund                             2,178,696
Ohio National Life Insurance Company,
  guaranteed investment contract           688,892
Principal Mutual Life Insurance
  Company, guaranteed investment           833,207
  contract
New York Life Insurance Company,
  guaranteed investment contract         1,408,721
Hartford Life Insurance Company,
  guaranteed investment contract           705,142
State Mutual Life Insurance Company,
  guaranteed investment contract           696,132
Protective Life Insurance Company,
  guaranteed investment contract           694,508

4. Income Tax Status

Morrison Fresh Cooking, Inc. requested a determination letter regarding the qualified status of the Plan under
Section 401(a) of the Internal Revenue Code (IRC), but has not yet received a favorable determination. This plan mirrors the former Plan of Morrison Restaurant Inc. which was qualified under Section 401(a) of the IRC and, therefore, was not subject to tax under present income tax law. The Plan is required to operate in conformity with the IRC to maintain its qualification. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's pending qualified status.

5. Transactions with Parties-In-Interest

At December 31, 1996 the Plan held 120,662 shares of Morrison Fresh Cooking, Inc. common stock with a market value of $562,219. During the period, the Plan received $21,400 in dividend income from its investment in the Company's stock. The Plan also has investments in Morrison Health Care, Inc. common stock and Ruby Tuesday, Inc. common stock, holding 43,904 shares and 64,841 shares of common stock with a market value at December 31, 1996 of $642,131 and $1,194,267, respectively. During the period, the Plan received $32,920 in dividend income from its investment in the Morrison Health Care, Inc. common stock; no dividends were received from Ruby Tuesday, Inc.

6. Guaranteed Investment Contracts

The Plan has guaranteed investment contracts with several insurance companies. Deposits made under these contracts earn interest at guaranteed rates between 6.10% and 8.12%. The contracts have various terms relating to withdrawals. Each contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to contract maturity date. The contract values of the individual investments which comprise the total of the guaranteed investment contracts at December 31, 1996 are as follows:

New York Life Insurance Company         $  1,408,721
Principal Mutual Life Insurance Company      833,207
Ohio National Life Insurance Company         688,892
TransAmerica                                 661,701
Hartford Life Insurance Company              705,142
State Mutual Life Insurance Company          696,132
Protective Life Insurance Company            694,508
Life Insurance Company of Virginia           484,933
Totals                                  $  6,173,236


The average yield on the contracts for the period ended December 31, 1996 was 7.29%. The fair values of the contracts listed above, determined using the sum of present values of each of the contract's projected cash flows, discounted at December 31, 1996 interest rates based on the current yields of similar investments with comparable durations, approximate the contract values.

7. Subsequent Event

On February 27, 1997, and in connection with a private letter ruling from the Internal Revenue Service concerning the tax-free reorganization of Morrison Restaurants Inc., the Company issued 150,907 shares of its common stock with a fair market value of $4.88 per share to the Plan in exchange for a 10-year note of $735,672 executed by the Plan's trustee. These shares, together with those already held by the Plan, boosted the Plan's level of Company ownership to
3%. The Plan uses employer match contributions received to make loan payments. Shares are allocated to the participants' accounts as principal payments are applied.

8. Investment Programs

The allocation of Plan assets and liabilities to the separate investment programs at December 31, 1996 was as follows:


                Money               Fixed
                Market   Equity     Income      Stock
                Fund     Fund       Fund        Fund          Total

Assets
Investments, at
fair value:
Morrison Fresh
Cooking, Inc.       $0         $0           $0 $ 562,219      $ 562,219
common stock
Templeton Growth          969,663                               969,663
Fund
Delaware Group          1,018,858                              1,018,858
Value Fund
Morrison Health
Care, Inc. common                                 642,131        642,131
stock
Ruby Tuesday, Inc.
common stock                                    1,194,267      1,194,267

Stable Value Fund                    2,476,808                 2,476,808

Phoenix Fund                         2,178,696                 2,178,696

Guaranteed
investment                           6,173,236                 6,173,236
contracts, at
contract value

Total investments   $0  1,988,521   10,828,740  2,398,617     15,215,878


Contributions
receivable:
Participants     3,882     15,792       48,065     15,587         83,326
Employer                                           23,330         23,330
                 3,882     15,792       48,065     38,917        106,656

Dividends and    2,745                  26,250                    28,995
interest
receivable

Cash           605,659     16,977       18,118      1,115        641,869

               612,286  2,021,290   10,921,173  2,438,649     15,993,398


Liabilities
Other liabilities                      (15,718)    (8,510)       (24,228)

Payable to related         16,795   (2,411,303)    (1,585)    (2,396,093)
plans

Net assets    $612,286 $2,038,085   $8,494,152 $2,428,554    $13,573,077
available for
benefits

8. Investment Programs (continued)

Changes in net assets available for benefits for the period from March 7, 1996 (date of inception) to December 31, 1996 were allocated to the separate investment programs as follows:

                    Money  Equity   Fixed    Stock
                    Market  Fund    Income   Fund     Total
                     Fund            Fund

Net assets
available for         $          $          $         $         $
benefits at
beginning of
period

Additions:
Transfers from         578,378 1,213,687    8,862,312 2,852,075  13,506,452
related plans
Interest and            27,137    30,118      730,440    54,320     842,015
dividend income
Net realized and
unrealized
appreciation           (1,053)   405,334      651,796  (317,781)    738,296
(depreciation) in
fair value of
investments

Contributions:
Participants           63,229    118,292     540,120    176,966      898,607

Employer                                                245,000      245,000
                       63,229    118,292     540,120    421,966    1,143,607

Total additions       667,691  1,767,431  10,784,668  3,010,580   16,230,370


Deductions:
Administrative        (6,969)   (27,064)    (129,749)   (44,339)    (208,121)
expenses
Withdrawals by       (30,349)  (430,836)  (1,468,569)  (434,002)  (2,363,756)
participants
Other                    438                            (85,854)     (85,416)

Total deductions     (36,880)  (457,900)  (1,598,318)  (564,195)  (2,657,293)


Fund transfers, net  (18,525)   728,554     (692,198)   (17,831)

Net additions        612,286  2,038,085    8,494,152  2,428,554   13,573,077

Net assets
available for       $612,286 $2,038,085  $ 8,494,152 $2,428,554  $13,573,077
benefits at end of
period

        Morrison Fresh Cooking, Inc. Salary Deferral Plan

 Schedule 27a - Schedule of Assets Held for Investment Purposes

                        December 31, 1996



Identity of Issuer,                          Cost       Current
Borrower, Lessor or    Description of      Investment   Value
   Similar Party         Investments


Investments
Morrison Fresh       120,662 shares of      $876,875    $562,219
Cooking, Inc.        common stock*
Delaware Group Value 44,414 units of         964,369   1,018,858
Fund                 equity fund
Templeton Growth     49,625 units of         859,499     969,663
Fund                 equity fund
Morrison Health      43,904 shares of        545,673     642,131
Care, Inc.           common stock*
Ruby Tuesday, Inc.   64,841 shares of      1,286,374   1,194,267
                     common stock*
Stable Value Fund    204,932 units of      2,352,620   2,476,808
                     investment fund
Phoenix Multi-Sector 161,505 units of bond 2,146,951   2,178,696
Fund                 fund
                                           9,032,361   9,042,642


Guaranteed investment contracts with
insurance companies, at contract value:
Ohio National Life
Insurance Company   Guaranteed investment    688,892     688,892
                     contract
Principal Mutual     Guaranteed investment   833,207     833,207
Life                 contract
New York Life
Insurance Company   Guaranteed investment  1,408,721   1,408,721
                     contract
Hartford Life
Insurance Company   Guaranteed investment    705,142     705,142
                     contract
State Mutual Life
Insurance Company   Guaranteed investment    696,132     696,132
                     contract
Protective Life
Insurance Company   Guaranteed investment    694,508     694,508
                     contract
TransAmerica         Guaranteed investment   661,701     661,701
                     contract
Life Insurance
Company of Virginia Guaranteed investment    484,933     484,933
                     contract
                                           6,173,236   6,173,236

Total investments                        $15,205,597 $15,215,878

            *Indicates party-in-interest to the Plan


      Morrison Fresh Cooking, Inc. Salary Deferral Plan

       Item 27d - Schedule of Reportable Transactions

  Period from March 7, 1996 (date of inception) to December
                          31, 1996


                                                     Fair
                                                     Value
                                        Cost of      on         Net
  Description Of   Purchase    Sales    Asset        Transac    Gain
      Assets           s                             tion       (Loss)
                                                     Date

Category (i) - Individual transactions in excess of 5% of plan assets.

Stable Value Fund
Fund            $2,366,016  $           $2,366,016   $2,366,016    $

Guaranteed                    817,442      817,442      817,442
investment
contract
Phoenix Multi-   1,950,000               1,950,060    1,950,060
Sector Fund
Guaranteed                  1,950,000    1,767,492    1,950,000    183,608
investment
contract
Guaranteed                    713,632      713,652      713,652
investment
contract
Guaranteed                  1,615,000    1,487,949    1,615,000    127,051
investment
contract
Guaranteed       1,590,545               1,590,545    1,590,545
investment
contract

Category (iii) Series of transactions in excess of 5% of plan assets.

Phoenix Multi-   2,762,247               2,762,247    7,762,247
Sector Fund
Phoenix Multi-                617,611      615,796      617,611      2,315
Sector Fund
Stable Value
Fund             2,366,016               2,366,016    2,366,016

Stable Value Fund               4,536        4,434        4,536        102
Guaranteed       2,457,291               2,457,791    2,457,291
investment
contract
Guaranteed                  5,991,386    5,495,832    5,991,386    495,554
investment
contract



There were no category (ii) or (iv) transactions during  the
period   from   March  7,  1997  (date  of   inception)   to
December 31, 1996.